Exhibit 10.5

TYSON FOODS, INC. 2000 STOCK INCENTIVE PLAN
STOCK INCENTIVE AWARD AGREEMENT
RESTRICTED STOCK (NON-CONTRACT TM)

Team Member:	Name
Personnel Number:	___________
Award:	___________Shares of Restricted Stock
Grant Date:	November 28, 2016
Vesting Schedule:

Vesting Date	Percent of Award Vested
11-28-2019	100%

Exhibit 10.5

This Award is granted on the Grant Date by Tyson Foods, Inc., a Delaware corporation (“Tyson”), to the Team Member (hereinafter referred to as “you”) identified on the cover page of this Award Agreement.

1.
Terms and Conditions. The Award (as provided on the cover page) is subject to all the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan (the “Plan”). Unless otherwise defined herein, all capitalized terms in this Restricted Stock Incentive Award Agreement (the “Award Agreement”) shall have the meaning stated in the Plan. Please see the Plan document for more information on these terms and conditions. A copy of the Plan is available upon request.

2.	Vesting.

2.1
Vesting Schedule and Forfeiture. The Award which becomes vested pursuant to the Vesting Schedule shall be considered as fully earned by you, subject to the further provisions of this Section 2. Any Awards which do not become vested in accordance with the Vesting Schedule as of your Termination of Employment with Tyson and/or its affiliates or the provisions of this Section 2 will be forfeited back to Tyson.

2.2
Death, Disability or Retirement. In the event your employment is terminated is due to death, Disability or, subject to your timely execution and non-revocation of a Release, Retirement, you will be fully vested in your Award. For purposes of this Agreement, “Retirement” shall mean your voluntary Termination of Employment without Cause from Tyson and/or its affiliates on or after the later of the first anniversary of the Grant Date or the date you attain age 62.

2.3
Termination by Tyson without Cause. In the event that your employment is terminated for reasons other than death, Disability, Retirement, or Cause, and subject to your timely execution and non-revocation of a Release, you will become vested in a pro rata portion of your Award. The pro rata portion of your Award shall equal the percentage of the total vesting period, measured in days, in which you remained employed by Tyson and/or its affiliates multiplied by the number of shares subject to the Award. If your employment is terminated pursuant to this paragraph and your termination of employment occurs on or after the later of the first anniversary of the Grant Date or the date you attain age 62, subject to your timely execution and non-revocation of a Release, you will be fully vested in your Award.

2.4
Change in Control. Upon a Change in Control, all unvested shares shall become fully vested on the earlier of: (i) the date you are involuntarily terminated without Cause or (ii) sixty (60) days after the Change in Control. For purposes of this Award Agreement, the term “Change in Control” shall not include any event as a result of which one or more of the following persons or entities possess or continues to possess, immediately after such event, over fifty percent (50%) of the combined voting power of the Company or, if applicable, a successor entity: (a) Tyson Limited Partnership, or any successor entity; (b) individuals related to the late Donald John Tyson by blood, marriage or adoption, or the estate of any such individual (including Donald John Tyson’s); or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more of the entities, individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity.

2.5	Definitions. For purposes of this Award Agreement, “Cause,” “Disability,” and “Release” shall have the meanings as set forth below:

Exhibit 10.5

(i)    “Cause” is defined as a termination as a result of the occurrence of one or more of the following events:
(a)    any willful and wrongful conduct or omission by you that injures Tyson;
(b)    any act by you of intentional misrepresentation or embezzlement, misappropriation or conversion of assets of Tyson;
(c)    you are convicted of, confess to, plead no contest to, or become the subject of proceedings that provide a reasonable basis for Tyson to believe that you have been engaged in a felony; or
(d)    your intentional or willful violation of any other agreement to which you are a party with Tyson.
For purposes of this Award Agreement an act or failure to act shall be considered “willful” only if done or omitted to be done without your good faith reasonable belief that such act or failure to act was in the best interests of Tyson. In no event shall Tyson’s failure to notify you of the occurrence of any event constituting Cause, or to terminate you as a result of such event, be construed as a consent to the occurrence of future events, whether or not similar to the initial occurrence, or a waiver of Tyson’s right to terminate you for Cause as a result thereof.
(ii)    “Disability” shall have the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by Tyson. If no long-term disability plan or policy was ever maintained on behalf of you or, if the determination of Disability relates to an incentive stock option, Disability means that condition described in Section 22(e)(3) of the Internal Revenue Code (the “Code”), as amended from time to time. In the event of a dispute, the determination of Disability will be made by the Committee (as defined in Tyson’s equity incentive plan) and will be supported by the advice of a physician competent in the area to which such Disability relates.
(iii)    “Release” shall mean that specific document which Tyson shall present to you for consideration and execution after your termination of employment, under which you agree to irrevocably and unconditionally release and forever discharge Tyson, its subsidiaries, affiliates and related parties from any and all causes of action which you at that time had or may have had against Tyson (excluding any claim under state workers’ compensation or unemployment laws). The Release will be provided to you as soon as practicable after your termination date, but in any event in sufficient time so that you will have adequate time to review the Release as provided by applicable law.

3.	Payment of Award. Vested shares subject to your Award will be delivered to you as soon as administratively practicable following the Vesting Dates set forth in Section 2.

4.
Withholding Taxes. By executing this Award Agreement and accepting the Award, you acknowledge and agree that you are responsible for all applicable income and other taxes from any Award, including federal, FICA, state and local taxes applicable in your country of residence or employment. Tyson shall withhold taxes by any manner acceptable under the terms of the Plan, but not to exceed the required minimum statutory withholding.

Exhibit 10.5

5.
Right of the Committee. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding.

6.
Severability. In the event that any one or more of the provisions or a portion thereof contained in this Award Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award Agreement, and this Award Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

7.
Entire Agreement. Subject to the terms and conditions of the Plan, this Award Agreement expresses the entire understanding and agreement of Tyson and you with respect to the subject matter. In the event of any conflict between the provisions of the Plan and the terms of this Award Agreement, the provisions of the Plan will control unless this Award Agreement explicitly states that an exception to the Plan is being made. The Award has been made pursuant to the Plan and an administrative record is maintained by the Committee.

8.
Restrictions on Transfer of Award. You shall not dispose of the Award prior to the date unrestricted, vested shares in your name are delivered to you by Tyson pursuant to Section 3. Any disposition of the Award or any portion thereof shall be a violation of the terms of this Award Agreement and shall be void and without effect; provided, however, that this provision shall not preclude a transfer as otherwise permitted by the Plan.

9.	Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award Agreement.

10.
Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and an injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

11.
No Vested Right in Future Awards. You acknowledge and agree that the granting of the Award under this Award Agreement is made on a fully discretionary basis by Tyson and that this Award Agreement does not lead to a vested right to further Awards in the future. Further, the Award set forth in this Award Agreement constitutes a non-recurrent benefit and the terms of this Award Agreement are applicable only to the Award granted pursuant to this Award Agreement.

12.
No Right to Continued Employment. You acknowledge and agree (through electronic acknowledgment and acceptance of this Award Agreement) that neither the adoption of the Plan nor the granting of any Award shall confer any right to continued employment with Tyson, nor shall it interfere in any way with Tyson’s right to terminate your employment at any time for any reason.

13.
Governing Law. The Plan, this Award Agreement and all determinations made and actions taken pursuant to the Plan or Award Agreement shall be governed by the laws of the State of Arkansas, without giving effect to the conflict of laws principles thereof.

14.
Successors and Assigns. This Award Agreement shall inure to the benefit of and be binding upon each successor and assign of Tyson. All obligations imposed upon you, and all rights granted to Tyson hereunder, shall be binding upon your heirs, successors and administrators.

* * *

Exhibit 10.5

TYSON FOODS, INC. By:/s/ Donnie Smith
Title: CEO

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